Exhibit 99.1

GLOBAL EXTERNAL ANNOUNCEMENT

Contacts:

Media	Investors
Christopher Wyse, 269 (923-3417)	Larry Venturelli, (269) 923-4678
Christopher.Wyse@whirlpool.com	Larry.Venturelli@whirlpool.com

WHIRLPOOL NAMES DOSCH AND VENTURELLI TO NEW LEADERSHIP ROLES

BENTON HARBOR, Mich., January 6, 2006 – Whirlpool Corporation (NYSE: WHR) today announced the appointment of Ted Dosch, currently corporate vice president and controller, to corporate vice president, finance, Project Management Office, which manages the planning and integration of the anticipated Maytag acquisition. Larry Venturelli, currently vice president, Investor Relations, will succeed Dosch as vice president and controller. These moves are effective immediately.

“These leadership moves reflect our commitment to continue to support the growing and dynamic core business operations around the globe while effectively integrating the planned Maytag acquisition in a controlled and disciplined manner,” said Roy Templin, executive vice president and chief financial officer. “Both Larry and Ted are proven professionals who bring strong credentials to their new leadership roles.”

In his new role, Dosch will lead the planning and integration of all financial processes and internal controls associated with the anticipated Maytag acquisition. Venturelli will assume the controller responsibilities and continue to provide leadership to the Investor Relations activities on an interim basis. A successor to Venturelli will be named at a later date. Both Dosch and Venturelli will continue reporting to Templin.

Dosch has held positions of increasing responsibility since joining Whirlpool as manager, accounting in 1986. He served as director, finance and planning, manufacturing and technology before being named vice president and controller in 1996. Prior to Whirlpool, Dosch worked for The Timken Company, where he held various positions in internal auditing and international accounting. Dosch earned a bachelor’s of business administration degree from Ohio University. He is a certified public accountant. Dosch also serves as a member of the Board of Directors for Habitat for Humanity International.

Venturelli served as the company’s assistant corporate controller from 2002-2004. Prior to joining Whirlpool, Venturelli held various financial positions at Royal Caribbean Cruises, Campbell Soup Company and Quaker Oats. Venturelli earned a master’s degree in management from Northwestern University’s Kellogg School of Business and a bachelor’s degree in accountancy from DePaul University. He is a certified public accountant.

About Whirlpool Corporation

Whirlpool Corporation is a global manufacturer and marketer of major home appliances, with annual sales of more than $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries.

Whirlpool Additional Information

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, and material and oil-related costs for the full year 2005, as well as expectations as to the closing of the proposed merger with Maytag Corporation. Many risks and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 17% of Whirlpool’s 2004 consolidated net sales of $13 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) the impact of general economic factors on demand for Whirlpool’s products, such as gross domestic product, consumer interest rates, consumer confidence, retail trends, housing starts, sale of existing homes, and the level of mortgage refinancing; (4) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (8) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (9) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (10) the impact of labor relations; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) the ability of Whirlpool to manage foreign currency and its effective tax rate; (13) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes, or terrorist activities; and (14) risks associated with operations outside the U.S. Other such factors relate to Whirlpool’s pending merger with Maytag Corporation, including (1) the ability of Whirlpool and Maytag to satisfy the remaining conditions to closing (including regulatory approval) and timing of the process; (2) the effect on Maytag’s business of the pending transaction; and (3) in the event the merger is completed, Whirlpool’s ability to integrate the business of Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs.

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